Exhibit 107

Calculation of Filing Fee Tables

……Form S-8……..

(Form Type)

…………….…………… Cinemark Holdings, Inc. …………………………..

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, $.001 par value per share(1)	457(c) and 457(h)	10,000,000 (2)	$16.50 (3)	$165,000,000 (3)	0.00014760	$24,354.00

	Total Offering Amounts					$165,000,000		$24,354.00

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fees Due							$24,354.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may become issuable under the Cinemark Holdings, Inc. 2024 Long Term Incentive Plan (the “2024 Plan”) by reason of any stock split, stock dividend, recapitalization or similar transaction.

(2)	Consists of shares of common stock issuable under the 2024 Plan pursuant to the terms of the 2024 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $16.50, which was the average of the high and low sales prices per share of Common Stock reported on the New York Stock Exchange on June 4, 2024.